10868 189th St Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394 Email: SIRE@SIREethanol.com

Registration No. 333-166073

May 7, 2012

Dear SIRE Members:

As you know, SIRE is now conducting an offering of Series A Convertible Subordinated Term Notes (the “Notes”).  As we indicated in the prospectus for the Notes, we are offering the Notes primarily to our existing members, but also may sell to other parties.

At this time we are inviting members who are interested to subscribe by June 15, 2012.  This will allow us to plan the next steps in offering, which will be guided by the level of our members’ subscriptions.

With this in mind, we are offering members the opportunity for two informational meetings at SIRE as follows:

Wednesday, May 23, 2012, 5:00 to 7:00 pm CDT
Wednesday, June 13, 2012, 5:00 to 7:00 pm CDT

If you plan to attend, please let us know by email or phone as follows:

E-mail:            Karen.kroymann@sireethanol.com
Phone:           712-366-0392 OR Voicemail Box 877-776-5999

You may also request a copy of the prospectus when you make your reservation; copies will also be available at the meeting.  You may also request a tour of the plant if you have not seen it or if you would like to hear about some of the new aspects of our production facility.

We greatly appreciate your support for SIRE.

Very truly yours,

Karol King, Chairman of the Board

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by calling or emailing Kristi Harrington, at (712) 366-0392, kristi.harrington@sireethanol.com.

The Notes are not available in all states, are subject to certain qualifications in some states and all subscriptions are subject to SIRE’s approval and acceptance.

The Notes are speculative securities and involve a significant degree of risk. You should read the prospectus, including the section entitled “RISK FACTORS” beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.